     As filed with the Securities and Exchange Commission on April 28, 1998

                                                   Registration No. 333-
                                                                        -------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               WORLD ACCESS, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                      65-0044209
  (State or other jurisdiction of       (IRS Employer Identification Number)
  incorporation or organization)

           945 E. PACES FERRY ROAD, SUITE 2240, ATLANTA, GEORGIA 30326
                                 (404) 231-2025
   (Address and telephone number of Registrant's principal executive offices)

                                 MARK A. GERGEL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               WORLD ACCESS, INC.
                       945 E. PACES FERRY ROAD, SUITE 2240
                             ATLANTA, GEORGIA 30326
                                 (404) 231-2025
            (Name, address and telephone number of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             ROBERT C. HUSSLE, ESQ.
                               ROGERS & HARDIN LLP
                   2700 INTERNATIONAL TOWER, PEACHTREE CENTER
                           229 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 522-4700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 ---------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
              ---------

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
     TITLE OF EACH CLASS OF            Amount                Proposed Maximum             Proposed Maximum          AMOUNT OF
   SECURITIES TO BE REGISTERED    to be Registered     Offering Price Per Share(1)    Aggregate Offering Price   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value         1,848,700                   $33.375                     $61,700,363              $18,202
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of the Company's common stock quoted in the Nasdaq National Market on April 23, 1998.

                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[The following text will appear vertically, on the left margin of the next page, in red ink.]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 28, 1998

PROSPECTUS
                                1,848,700 SHARES

                               WORLD ACCESS, INC.

                                  COMMON STOCK

                               -------------------


     This Prospectus relates to the sale of a maximum of 1,848,700 shares (the "Shares") of common stock, par value $.01 (the "Common Stock"), by certain stockholders (the "Selling Stockholders") of World Access, Inc. ("World Access" or the "Company"). See "Selling Stockholders."

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF PRINCIPAL FACTORS THAT MAKE AN INVESTMENT IN THE SHARES SPECULATIVE OR OF HIGH RISK.

     The Company has been advised by the Selling Stockholders that the Selling Stockholders, acting as principals for their own accounts, directly, through agents designated from time to time, or to or through dealers or underwriters also to be designated, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. When a particular offer of the Shares is made in which underwriting discounts and commissions, as defined in the Securities Act of 1933, as amended (the "Securities Act"), may be deemed to be involved, a supplement to this Prospectus will be delivered, together with this Prospectus, setting forth with respect to such offer the number and price of the Shares offered and the terms of the offering, including the names of any underwriters, dealers or agents involved and any discounts, commissions and other items of compensation from, and the net proceeds to, the Selling Stockholders. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See "Plan of Distribution."

     The Selling Stockholders will bear all expenses with respect to the offering of their respective Shares, except the costs associated with registering the Shares, including the preparation and printing of this Prospectus, which will be borne by the Company. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

     The Common Stock is included in the Nasdaq National Market under the symbol "WAXS." On April 27, 1998, the closing price for the Common Stock, as reported on the Nasdaq National Market, was $33 7/8.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                              -------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                  THE DATE OF THIS PROSPECTUS IS _____ __, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, in accordance therewith, regularly files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other filed information can be inspected and copied or obtained by mail upon payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Common Stock is included in the Nasdaq National Market, and certain of the Company's registration statements, reports, proxy and information statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments thereto, called the "Registration Statement") of which this Prospectus constitutes a part, under the Securities Act and the rules and regulations promulgated thereunder. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents; when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement and the exhibits and schedules thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Amendment No. 1 thereto on Form 10-K/A filed on April 28, 1998 (File Number 0-19998);

     2. Current Report on Form 8-K filed on February 13, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on April 14, 1998 (relating to the acquisition of Advanced TechCom, Inc.);

     3. Current Report on Form 8-K filed on February 20, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on February 25, 1998 (relating to the acquisition of a majority stake in NACT Telecommunications, Inc. ("NACT"));

     4. Current Report on Form 8-K filed on February 20, 1998 (relating to the execution of a letter of intent with Cherry Communications Incorporated);

     5. Current Report on Form 8-K filed on March 13, 1998 (relating to the consummation of the acquisition of a majority stake in NACT);

     6. Current Report on Form 8-K filed on April 23, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on April 24, 1998 (relating to the resignation of one of the Company's directors); and

     7. The description of the Common Stock in the Company's Registration Statement on Form 8-A filed March 27, 1992.

     All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference (not including exhibits to documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the document that this Prospectus incorporates). Requests should be directed to: World Access, Inc., 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326 (telephone (404) 231-2025),
Attention: Chief Financial Officer.

                              ---------------------


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SALE, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN, OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                              ---------------------


                                   TRADEMARKS

     This Prospectus contains trademarks of World Access, Inc. as well as trademarks of other companies.


                           FORWARD-LOOKING STATEMENTS

     THE COMPANY MAY, FROM TIME-TO-TIME, MAKE WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS CONTAINED IN ITS FILINGS WITH THE COMMISSION AND ITS REPORTS TO STOCKHOLDERS. THIS PROSPECTUS CONTAINS, AND INCORPORATES BY REFERENCE, CERTAIN STATEMENTS, OTHER THAN THOSE CONTAINING HISTORICAL INFORMATION, THAT SHOULD BE CONSIDERED FORWARD-LOOKING AND SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS ARE MADE BASED ON MANAGEMENT'S BELIEF, AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, MANAGEMENT PURSUANT TO "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS DUE TO, AMONG OTHER THINGS, FACTORS SET FORTH IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS." THE COMPANY CAUTIONS THAT SUCH FACTORS ARE NOT EXCLUSIVE. THE COMPANY DOES NOT UNDERTAKE TO UPDATE ANY FORWARD-LOOKING STATEMENT THAT MAY BE MADE FROM TIME-TO-TIME BY, OR ON BEHALF OF, THE COMPANY.

                             ---------------------

                                   THE COMPANY

     The Company develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other telecommunications network products. The products offered by the Company include those manufactured by the Company, as well as those manufactured by other telecommunications equipment companies. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     On December 31, 1997, the Company entered into a Stock Purchase Agreement (the "NACT Stock Purchase Agreement") with GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), and GST USA, Inc., a Delaware corporation ("GST USA"), pursuant to which the Company agreed to purchase (the "NACT Stock Purchase") from GST USA 5,113,712 shares of the common stock of NACT Telecommunications, Inc. ("NACT") held by GST USA, representing approximately 63.7% of the outstanding shares of NACT common stock, par value $.01 per share (the "NACT Common Stock"), for $17.50 per share payable in a combination of cash and shares of Common Stock. The NACT Stock Purchase was consummated on February 27, 1998 pursuant to which the Company paid to GST USA cash in the amount of $59,662,956 and delivered to GST USA 1,429,907 shares of Common Stock.

     Prior to entering into the NACT Stock Purchase Agreement, the Company acquired 355,000 shares of NACT Common Stock in open-market transactions from November 12, 1997 to December 9, 1997. As a result, the Company currently owns directly approximately 67.3% of the outstanding shares of NACT Common Stock.

     On February 24, 1998, the Company entered into a Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), with WAXS INC., a Delaware corporation ("Holdco") and a wholly-owned subsidiary of the Company, WAXS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco ("WAXS Merger Sub"), NACT and NACT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco ("NACT Merger Sub").

     The Merger Agreement provides, among other things, for the following transactions:

         (i) the merger of NACT Merger Sub with and into NACT (the "NACT Merger"), in which each share of NACT Common Stock outstanding immediately prior to the effective time of the NACT Merger, other than shares of NACT Common Stock held directly or indirectly by the Company or Holdco or in the treasury of NACT, will be converted into the right to receive the a number of shares of the common stock, $.01 par value per share, of Holdco (the "Holdco Common Stock") equal to the quotient of (x) $17.50 divided by (y) the average of the daily closing price of the shares of Common Stock as reported on The Nasdaq National Market on each of the twenty consecutive trading days ending with the third trading day immediately preceding the effective time of the NACT Merger (the "World Access Average Closing Price"), unless the World Access Average Closing Price exceeds $25.52 per share, in which event each outstanding share of NACT Common Stock will be converted into 0.6857 shares of Holdco Common Stock; provided, however, that if the World Access

     Average Closing Price is less than $20.88 per share, then the Company may terminate the Merger Agreement; and

         (ii) the merger of WAXS Merger Sub with and into the Company (the "World Access Merger" and, together with the NACT Merger, the "Mergers"), in which each share of Common Stock outstanding immediately prior to the effective time of the World Access Merger, other than shares held directly or indirectly by the Company, will be converted into one share of Holdco Common Stock.

     As a result of the transactions contemplated by the Merger Agreement, each of the Company and NACT will become a wholly-owned subsidiary of Holdco, which shall be renamed "World Access, Inc." immediately following consummation of the Mergers.

     On February 12, 1998, the Company signed a letter of intent to acquire Cherry communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens") in a merger transaction upon terms to be negotiated. Resurgens, currently operating under the protection of Chapter 11 of the United States Bankruptcy Code, is a facilities-based provider of international network access, commonly referred to in the industry as a carriers' carrier. Resurgens had revenues of approximately $180 million in 1997. The transaction with Resurgens is subject to, among other things, the satisfactory completion by the Company of its due diligence investigation of Resurgens, the preparation and execution of a definitive merger agreement, the receipt of the requisite corporate and regulatory approvals and the confirmation of Resurgens' Plan of Reorganization.

     The principal executive offices of the Company are located at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, and its telephone number at that location is (404) 231-2025. As used in this Prospectus, the term "World Access" or the "Company" refers to World Access, Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors, in addition to the other information included and incorporated by reference in this Prospectus, in evaluating an investment in the securities offered hereby. This Prospectus contains forward-looking statements with respect to the Company's operations, industry, financial condition and liquidity. These statements reflect the Company's assessment of a number of risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth below and elsewhere in this Prospectus.

     ACQUISITION RISKS. A key element of the Company's strategy for the future is expansion through the acquisition of companies that complement or expand its existing businesses. As a result, the Company will be continually evaluating potential acquisition opportunities, some of which may be material in size or scope. Acquisitions involve a number of special risks, including the time associated with identifying and evaluating future acquisitions, the diversion of management's attention to the integration of the operations and personnel of the acquired companies, the integration of acquired products and services, possible adverse short-term effects on the Company's operating results, the realization of acquired intangible assets and the loss of key employees of the acquired companies. The Company may issue equity securities and other forms of consideration in connection with future acquisitions, which could cause dilution to the Company's then-existing stockholders. The Company is currently considering and evaluating a number of acquisition opportunities; however, it does not currently have any commitments or agreements with respect to any acquisitions other than the Merger Agreement and a letter of intent with Resurgens. There can be no assurance that suitable acquisition candidates will be found at prices acceptable to the Company, that the Company will have adequate resources to consummate any acquisition, that acquisitions can be consummated successfully, or that acquired businesses can be operated profitably or integrated successfully into the Company's operations.

     INCREASED LEVERAGE. In connection with the sale of the Company's 4.5% Convertible Subordinated Notes due 2002 (the "Notes"), the Company incurred approximately $115.0 million in additional indebtedness, which increased the ratio of its long-term debt to its total capitalization from 0.3% at September 30, 1997 to 57.3% on a pro forma basis. As a result of this increased leverage, the Company's principal and interest obligations increased substantially. The degree to which the Company is leveraged could adversely affect its ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

     MANAGEMENT OF GROWTH. The Company is currently experiencing a period of rapid growth resulting from recent acquisitions and the expansion of its operations, both of which have placed significant demands on its resources. The Company's success in managing its growth will require it to continue to improve its operational, financial and management information systems and to motivate and effectively manage its employees. If the Company's management is unable to manage such growth effectively, the quality of the Company's products and services, its ability to retain key personnel and its business, financial condition and results of operations could be materially adversely affected.

     COMPETITION. The segments of the telecommunications industry in which the Company operates are intensely competitive. The Company's ability to compete will be dependent upon several factors, including price, quality, product features and timeliness of delivery. Many of the Company's competitors have significantly more extensive engineering, manufacturing, marketing, financial and technical resources than the Company. In addition, the Company currently competes with several of its major suppliers, including Northern Telecom, with respect to the sale of certain of its products, which may adversely affect its ability to continue to obtain such products from these suppliers in the future.

     The Company may face additional competition from the Regional Bell Operating Companies ("RBOCs"), which have historically been prohibited from manufacturing telecommunications equipment by the terms of the Modification of Final Judgment entered into in connection with the divestiture of the RBOCs by AT&T in 1984. The Telecommunications Act of 1996 contains provisions that permit the RBOCs, subject to satisfying certain conditions designed to facilitate local exchange competition, to manufacture telecommunications equipment. In light of these provisions, it is possible that one or more of the RBOCs, some of which are major customers of the Company, may decide to manufacture telecommunications equipment or to form alliances with other manufacturers. Any of these developments could result in increased competition for the Company, which may have a material adverse effect on the Company's business, financial condition and results of operations.

     POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results have varied significantly in the past and are expected to do so in the future. As the Company increases the number of telecommunications product offerings, its future quarterly operating results may vary significantly depending on factors such as the timing and shipment of significant orders, new product introductions by it and its competitors, market acceptance of new and enhanced versions of the Company's products, changes in pricing policies by the Company and its competitors, the availability of new technologies, the mix of distribution channels through which the Company's products are sold, the inability to obtain sufficient supplies of sole or limited source components for the Company's products, gains or losses of significant customers, the timing of customers' upgrade and expansion programs, changes in the level of operating expenses, the timing of acquisitions, seasonality and general economic conditions. In response to competitive pressures or new product introductions, the Company may take certain pricing or marketing actions that could materially and adversely affect its respective quarterly operating results. The Company's expense levels are based, in part, on its respective expectations as to future sales. If future sales levels are below expectations, then the Company may be unable to adjust spending sufficiently in a timely manner to compensate for the unexpected sales shortfall. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the operating results of any quarterly period are not indicative of results to be expected for a full fiscal year. In future quarters, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.

     COMPLIANCE WITH GOVERNMENT REGULATIONS AND EVOLVING INDUSTRY STANDARDS. The Company's products must meet a significant number of voice and data communications regulations and standards, some of which are evolving as new technologies are deployed. In the United States, these products must comply with various regulations promulgated by the Federal Communications Commission, as well as with standards established by Bell Communications Research ("BellCore"). Internationally, these products must comply with standards established by telecommunications authorities in various countries, as well as with recommendations of the International Telecommunications Union. In addition, telecommunications service providers require that equipment connected to their networks comply with their own standards, which may vary from industry standards. The failure of the Company's products to comply, or delays or costs in achieving compliance, with the various existing and evolving regulations and industry standards could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company expects that government regulatory policies are likely to continue to have a major impact on the pricing of both existing and new public network services and, therefore, are expected to affect demand for such services and the telecommunications products that support such services. Tariff rates, whether determined autonomously by telecommunications service providers or in response to regulatory directives, may affect the cost effectiveness of deploying public network services. Tariff policies are under continuous review and are subject to change. User uncertainty regarding future policies may also affect demand for telecommunications products, including the Company's products.

     RAPID TECHNOLOGICAL DEVELOPMENT; NEW PRODUCTS; PRODUCT ERRORS. The market for the Company's products is generally characterized by rapidly changing technology, evolving industry standards and frequent new product introductions that can render existing products obsolete or unmarketable. The Company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion enhancements to its existing products and new products that meet changing customer requirements and emerging industry standards. The failure of the Company to introduce new products and respond to industry changes on a timely and cost effective basis could have a material adverse affect on the Company's business, financial condition and results of operations.

     The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and capital, as well as the accurate anticipation of technological and market trends. Furthermore, the introduction and marketing of new or enhanced products require the Company to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace, or that it will successfully manage the transition to new or enhanced products. There also can be no assurance that the Company will be able to identify, develop, manufacture or support new products successfully, that such new products will gain market acceptance or that the Company will be able to respond effectively to technological changes, emerging industry standards or product announcements by competitors. In addition, the Company has on occasion experienced delays in the introduction of product enhancements and new products. There can be no assurance that in the future the Company will be able to introduce product enhancements or new products on a timely and cost effective basis. The rapid development of new technologies also increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. There can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

     Products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released, and such errors have occurred in these products in the past. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in the loss or delay in market acceptance of the Company's products, diversion of development resources, damage to the Company's reputation or increased service or warranty costs, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Furthermore, from time to time, the Company may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of its existing product offerings. There can be no assurance that announcements of product enhancements or new product offerings will not cause customers to defer purchasing existing products or cause resellers to return products to the Company. Failure to introduce new products or product enhancements effectively and on a timely basis, customer delays in purchasing products in anticipation of new product introductions and any inability of the Company to respond effectively to technological changes, emerging industry standards or product announcements by competitors could have a material adverse effect on the Company's business, operating results and financial condition.

     DEPENDENCE ON SUPPLIERS. The Company purchases substantially all of its components and other parts from suppliers on a purchase order basis and do not maintain long-term supply arrangements. Most of the components used in the Company's products and related services are currently obtained from multiple sources. However, several components, primarily custom hybrid integrated circuits, are available from a single source. In addition, the operations of certain of the Company's subsidiaries depend on a consistent supply of new or used switching products, add-on frames and related circuit boards. Accordingly, there can be no assurance that the Company will be able to continue to obtain sufficient quantities of products or key components as required or that such products or key components, if obtained, will be available to the Company on commercially favorable terms. Failure to obtain products and key components on a timely and cost effective basis could have a material adverse effect on the Company's business, financial condition and results of operations.

     CUSTOMER CONCENTRATION. A small number of customers historically has accounted for a significant percentage of the Company's total sales. For the year ended December 31, 1997, one customer accounted for 7.9% of the Company's total sales and the Company's top 10 customers accounted for 44.2% of total sales. For the year ended December 31, 1996, one customer accounted for 10.9% of the Company's total sales and the Company's top 10 customers accounted for 54.2% of total sales. The Company's customers typically are not obligated contractually to purchase any quantity of products or services in any particular period. The loss of, or a material reduction in orders by, one or more of the Company's key customers could have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the services of several key executive officers and technical employees, the loss of any of whom could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company will need to hire additional skilled personnel to support the continued growth of its business. The market for skilled personnel, especially those with the technical abilities required by the Company, is currently very competitive, and the Company must compete with much larger companies with significantly greater resources to attract and retain such personnel. There can be no assurance that the Company will be able to retain its existing personnel or attract other qualified employees.

     INTERNATIONAL SALES; REGULATORY STANDARDS; CURRENCY EXCHANGE. International sales represented approximately 11.3%, 1.7% and 5.0% of the Company's total sales in the years ended December 31, 1997, 1996 and 1995, respectively. The Company intends to increase its international sales efforts, primarily in Latin America and the Caribbean Basin, which may require significant management attention and financial resources. There can be no assurance that the Company can increase its international sales. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs or other barriers, difficulties in staffing and managing foreign operations, longer payment cycles, unstable political environments, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Moreover, gains and losses on the conversion to U.S. dollars of receivables and payables arising from international operations may contribute to fluctuations in the Company's results of operations, and fluctuations in exchange rates could affect demand for the Company's products and services.

     CERTAIN PENDING LITIGATION. On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). The initial complaint further alleged defamation and unfair competition as a result of a communication disseminated by NACT to its customers and tortious interference with prospective business relations, alleging that NACT induced third parties to abandon licensing negotiations with Aerotel. Aerotel sought injunctive relief, damages in an unspecified amount, damages of up to three times the damages found for willful infringement of the Aerotel Patent and an order requiring NACT to publish a written apology to Aerotel. NACT filed an answer and counterclaim in which it denied infringement of the Aerotel Patent and sought judgment that the Aerotel patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortious interference with prospective business relations. On May 3, 1996, NACT served its motion for summary judgment. The Court has indicated it will deny such motion, although the actual ruling has not yet been received. In August 1997, Aerotel amended its complaint to include as defendants GST and GST USA, as well as Kyle Love, the former President of NACT, and Dr. Thomas E. Sawyer, a director of GST and NACT and the former Chairman and Chief Executive Officer of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortious conduct by, NACT. GST, GST USA, Dr. Sawyer and Mr. Love have served answers denying all material allegations and intend to defend vigorously. Pretrial discovery has commenced and is scheduled to be completed in 1998. The case is not expected to be tried until late 1998 at the earliest. NACT's patent counsel believes that NACT has valid defenses to the Aerotel claims. If upheld, these defenses would also be valid for all defendants. An unfavorable decision in this action could have a material adverse effect on the Company's business, financial condition and results of operations.

     LIMITED PROTECTION OF PROPRIETARY RIGHTS. The Company relies on contractual rights, trade secrets, trademarks and copyrights to establish and protect its proprietary rights in its products. Although the Company does not expect that its proprietary rights in its products will prevent competitors from developing products functionally similar to the Company's, the Company believes many aspects of its internally developed products are proprietary and intends to monitor closely the products introduced by competitors for any infringement of its proprietary rights. Intellectual property disputes may be initiated by competitors against the Company for tactical purposes to gain competitive advantage or overcome competitive disadvantage, even if the merits of a specific dispute are doubtful. In the future, the Company may be required to bring or defend against litigation to enforce any patents issued or assigned to the Company, to protect trademarks, trade secrets and other intellectual property rights owned by the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Regardless of the ultimate outcome, any litigation could be costly and could divert management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     As the Company seeks to expand internationally, it will need to take steps to protect its proprietary rights under foreign laws. Many of these laws are not as well developed or do not afford the same degree of protection as United States laws, and no assurance can be given that the Company will not encounter difficulties in protecting its proprietary rights outside the United States or will not infringe the rights of others outside the United States.

     POSSIBLE VOLATILITY OF STOCK PRICE. The Company believes factors such as announcements of new products or technological innovations by the Company or third parties, as well as variations in the Company's results of operations, the gain or loss of significant customers, the timing of acquisitions of businesses or technology licenses, legislative or regulatory changes, general trends in the industry, market conditions, analysts' estimates and other events or factors may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

     ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's restated Certificate of Incorporation (the "Certificate"), the Company's Bylaws and the Delaware General Corporation Laws ("DGCL") could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of the Company. Those provisions include a classified Board of Directors, a prohibition on written consents in lieu of meetings of the stockholders and the authorization to issue up to 10,000,000 shares of preferred stock and up to 40,000,000 shares of Common Stock. The Company's Board of Directors has the power to issue any or all of these additional shares without stockholder approval, and the preferred shares can be issued with such rights, preferences and limitations as may be determined by the Board. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the commitments or contracts to issue any additional shares of Common Stock (other than pursuant to outstanding stock options) or any shares of preferred stock. Authorized and unissued preferred stock and Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that its stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of, and the voting and other rights of, the holders of outstanding shares of Common Stock. As a Delaware corporation, the Company is subject to Section 203 of the DGCL which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) for three years following the date such person became an interested stockholder unless certain conditions are satisfied.


                                 USE OF PROCEEDS

     The Shares offered hereby are being offered for the account of the Selling Stockholders and the Company will receive no proceeds from the sale of the Shares.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of April 28, 1998, with respect to the Selling Stockholders.


                                                     BEFORE OFFERING                                AFTER OFFERING
                                         ----------------------------------------         -------------------------------
                                                                      NUMBER OF
                                             NUMBER OF                  SHARES               NUMBER OF            PERCENT
                                              SHARES                  REGISTERED              SHARES              OF OUT-
                                           BENEFICIALLY                FOR SALE            BENEFICIALLY          STANDING
                                            OWNED (1)                   HEREBY                 OWNED               SHARES
                                         ----------------            ------------         ---------------        --------

Barzana, Aleyda                                    3,460                    3,460                   - 0 -               *

Barzana, Luis C. & Vilma (2)                       4,577                    4,577                   - 0 -               *

Blaine, Bruce                                        484                      484                   - 0 -               *

Blanco, Roberto G. TTEE U/A                          692                      692                   - 0 -               *

Blumberg, David Jr.                                  854                      854                   - 0 -               *

Boulanger, Raymond P.                                276                      276                   - 0 -               *

Canner, Carl D. & Carol O.                         4,360                    4,360                   - 0 -               *

Canner, Elizabeth                                    276                      276                   - 0 -               *

Canner, Sarah                                        276                      276                   - 0 -               *

Carter, James B.                                     263                      263                   - 0 -               *

Champagne, Ronald N. (3)                           5,537                    5,537                   - 0 -               *

Chen, Chau-Ho                                     83,061                   83,061                   - 0 -               *

Chen, Daniel                                         664                      664                   - 0 -               *

Chen, Frank S. & Jennifer C.                       7,641                    7,641                   - 0 -               *

Collier, Wilfred                                     281                      281                   - 0 -               *

Curtin, Robert G. & Susan M.                       2,768                    2,768                   - 0 -               *

Enriquez, Carlos A. & Maria C.                     2,768                    2,768                   - 0 -               *

Epstein, Priscilla                                   259                      259                   - 0 -               *

Falk, Victoria                                       346                      346                   - 0 -               *

Finsertech Corp.                                   3,516                    3,516                   - 0 -               *

Formosa Limited Partnership                       30,061                   30,061                   - 0 -               *

Gables Tech Investors, Inc.                        8,527                    8,527                   - 0 -               *

Giblas, Martha                                       494                      494                   - 0 -               *

Giger, Adolf & Maya                                  527                      527                   - 0 -               *

Giger Radio Consulting, Inc.                         527                      527                   - 0 -               *

Givelber, Daniel James                               266                      266                   - 0 -               *

Hambrecht & Quist California (4)               1,429,907                1,429,907                   - 0 -               *

Hartman, Raymond S.                                  847                      847                   - 0 -               *

Hausman, Jerry A.                                    969                      969                   - 0 -               *

                                                   BEFORE OFFERING                                AFTER OFFERING
                                       ----------------------------------------         -------------------------------
                                                                    NUMBER OF
                                           NUMBER OF                  SHARES               NUMBER OF            PERCENT
                                            SHARES                  REGISTERED              SHARES              OF OUT-
                                         BENEFICIALLY                FOR SALE            BENEFICIALLY          STANDING
                                          OWNED (1)                   HEREBY                 OWNED               SHARES
                                       ----------------            ------------         ---------------        --------

Hecken, Rudolf P.                                   323                      323                  - 0 -               *

Hila Business S.A.                                5,537                    5,537                  - 0 -               *

Ho, Chen-Yao and Cathy Y.                           332                      332                  - 0 -               *

Huang, Meng-Yih                                  13,691                   13,691                  - 0 -               *

Huang, Meng-Yih, M.D.                             7,796                    7,796                  - 0 -               *

Huang, Vera W.                                      553                      553                  - 0 -               *

Jensen, Kenneth A. & LaDonna                        484                      484                  - 0 -               *

Kay, John F.                                      1,461                    1,461                  - 0 -               *

Kennedy, Terrence                                   553                      553                  - 0 -               *

Lai, Kwo Hrong & Catherine                        9,884                    9,884                  - 0 -               *

Lai, Peter C. & Margaret L.                       1,950                    1,950                  - 0 -               *

Lee, Paul                                           276                      276                  - 0 -               *

Leu, So-Mei and/or Wen-Chin                       7,530                    7,530                  - 0 -               *

Leung, Wingkay                                    1,663                    1,663                  - 0 -               *

Liao, Winston Y. & Yok-Tseng
Hsu                                               3,045                    3,045                  - 0 -               *

Lin, Ernest H. & Lily (5)                         8,812                    8,812                  - 0 -               *

Lin, Ernest H. (5)                                6,161                    6,161                  - 0 -               *

Lin, Lily L. (6)                                  6,654                    6,654                  - 0 -               *

Liu, An-Chu                                       5,537                    5,537                  - 0 -               *

Liu, Joseph C.                                    5,066                    5,066                  - 0 -               *

Liu, Sui Ho                                      16,612                   16,612                  - 0 -               *

Martin, Gary                                        306                      306                  - 0 -               *

Meserole, Jere S.                                   242                      242                  - 0 -               *

Meserole, Vera S.                                   242                      242                  - 0 -               *

Mohr, Robert                                      2,768                    2,768                  - 0 -               *

Odney Investment, Inc.                              357                      357                  - 0 -               *

Pasha Trust                                       3,460                    3,460                  - 0 -               *

Peabody, Barbara W.                                  38                       38                  - 0 -               *

Barbara Peabody and The Scudder
Trust Company, Trustees for the
Children of Barbara Peabody,
Theodore Cusick and Isable Cusick                   677                      677                  - 0 -               *

Peabody, Endicott Jr.                               380                      380                  - 0 -               *

                                                   BEFORE OFFERING                                AFTER OFFERING
                                       ----------------------------------------         -------------------------------
                                                                    NUMBER OF
                                           NUMBER OF                  SHARES               NUMBER OF            PERCENT
                                            SHARES                  REGISTERED              SHARES              OF OUT-
                                         BENEFICIALLY                FOR SALE            BENEFICIALLY          STANDING
                                          OWNED (1)                   HEREBY                 OWNED               SHARES
                                       ----------------            ------------         ---------------        --------

Endicott Peabody, Jr. and The
Scudder Trust Company Trustees
for the Children of Endicott
Peabody, Jr., Endicott Peabody,
IV and Elizabeth Peabody                            335                      335                  - 0 -               *

Peabody, Robert L.                                   38                       38                  - 0 -               *

Robert L. Peabody and Scudder
Trust Company, Trustees for the
benefit of Robert L. Peabody's
Children                                            677                      677                  - 0 -               *

Peabody, Endicott & Barbara                       2,824                    2,824                  - 0 -               *

Quinn, Joseph F. & Diane S. Juliar                  484                      484                  - 0 -               *

Shue, Chikong                                    13,843                   13,843                  - 0 -               *

Strauss, Les                                      3,986                    3,986                  - 0 -               *

Stromsted, Erik A. &
Barbara Z. (7)                                    4,404                    4,404                  - 0 -               *

Toabe, Jason P.                                   2,768                    2,768                  - 0 -               *

Viota, Mariano G. & Maria Luisa                   2,768                    2,768                  - 0 -               *

Wen, Yeh-Tsong                                   13,843                   13,843                  - 0 -               *

Wheeler, David                                      484                      484                  - 0 -               *

Wilder, Joel B.                                   2,768                    2,768                  - 0 -               *

Ximpa Trading Co.                                 8,306                    8,306                  - 0 -               *

Zambala Holdings Corp. (5)                       84,298                   84,298                  - 0 -               *

--------------------------------

*Less than one percent

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2)  Mr. Barzana was a Vice President of ATI.
(3)  Mr. Champagne was a member of
     the Board of ATI.
(4) Hambrecht & Quist Group may be deemed to be the beneficial owner of the shares of Common Stock reported herein through its ownership of all of the outstanding shares of common stock of Hambrecht & Quist California.
(5) Mr. Lin was the President and Chief Executive Officer of ATI, which the Company purchased in January, 1998. Mr. Lin may also be deemed to beneficially own the shares of Common Stock held by Formosa Limited Partnership.
(6)  Mrs. Lin was a member of the Board of ATI.
(7)  Mr. Stromsted was a Vice President of ATI.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, secondary distribution or a purchase by the broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold,
(iv) the commissions paid or discount or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealers(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the requirements of any such exemption have been satisfied.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchase and sales of shares of the Common Stock by the Selling Stockholders.

     The Company has agreed to register the Shares under the Securities Act and to pay certain fees and expenses incident to the registration thereof. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities which may be incurred in connection with this offering, including liabilities under the Securities Act.

                               RECENT DEVELOPMENTS

     No material changes in the business or affairs of the Company have occurred since December 31, 1997, which have not been described in the Company's Annual Report on Form 10-K or the Company's Current Reports on Form 8-K.


                                  LEGAL MATTERS

     Rogers & Hardin, Atlanta, Georgia, counsel to the Company, has rendered an opinion that the shares of Common Stock offered for resale hereby are duly and validly issued, fully paid and nonassessable.


                                     EXPERTS

     The consolidated financial statements of World Access, Inc., f/k/a Restor Industries, Inc., as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Advanced TechCom, Inc. ("ATI") incorporated in this Prospectus by reference to the current report on Form 8-K/A filed on April 14, 1998 have been so incorporated in reliance on the report of Tedder, Grimsley & Company, P.A., independent accountants, given the authority of said firm as experts in auditing and accounting.

========================================              ==========================


No dealer, sales representative or any other                 1,848,700 SHARES
person has been authorized to give any
information or to make any representations in
connection with this offering other than those
contained in this Prospectus, and, if given or              WORLD ACCESS, INC.
made, such information or  representations
must not be relied upon as having been
authorized by the Company or any
underwriter.  This Prospectus does not                         COMMON STOCK
constitute an offer to sell, or a solicitation of
an offer to buy, any securities other than the
registered securities to which it relates or an
offer to, or a solicitation of, any person in                 --------------
any jurisdiction where such an offer or
solicitation would be unlawful.  Neither the
delivery of this Prospectus nor any sale made
hereunder shall, under any circumstances,                       PROSPECTUS
create any implication that there has been no
change in the affairs of the Company since
the date hereof or that information contained
herein is correct as of any time subsequent to                        , 1998
the date hereof.                                              --------

          ------------------
                                                            ---------------

          TABLE OF CONTENTS

                                    Page
                                    ----

AVAILABLE INFORMATION...............  ii

INCORPORATION OF CERTAIN
  INFORMATION BY REFERENCE..........  ii

TRADEMARKS.......................... iii

FORWARD-LOOKING STATEMENTS.......... iii

THE COMPANY.........................   1

RISK FACTORS........................   3

USE OF PROCEEDS.....................   9

SELLING STOCKHOLDERS................   9

PLAN OF DISTRIBUTION................  12

RECENT DEVELOPMENTS.................  13

LEGAL MATTERS.......................  13

EXPERTS.............................  13

========================================              ==========================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, and all such expenses will be borne by the Registrant. All amounts are estimates except for the SEC registration fee and the NASD filing fee. It is estimated that the Registrant will incur the following expenses in connection with the offering of the securities being registered.

         SEC Registration Fee.........................               $18,202
         NASD Nasdaq Fee..............................                17,500
         Accounting Fees and Expenses.................                     *
         Blue Sky Fees and Expenses...................                     *
         Legal Fees and Expenses......................                     *
         Printing and Mailing Expenses................                     *
         Transfer Agent Fees and Expenses.............                     *
         Miscellaneous Expenses.......................                     *
                                                                     -------
                  Total*..............................               $     *
                                                                     =======

-------------------

         *To be supplied by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the proceeding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless a court determines that such person is fairly and reasonably entitled to indemnification.

     Articles VIII and IX of the Company's Restated Certificate of Incorporation, as amended, provides for indemnification of directors, officers and employees to the fullest extent permissible under the DGCL.

ITEM 16.  EXHIBITS.

Exhibit No.        Description of Exhibit
-----------        ----------------------

4.1 Registration Rights Agreement dated as of January 29, 1998 by and between World Access, Inc. and each of the stockholders of Advanced TechCom, Inc.*

4.2 Registration Rights Agreement dated as of February 27, 1998 by and between World Access, Inc. and GST USA, Inc.*

5.1            Opinion and Consent of Rogers & Hardin LLP *

23.1           Consent of Rogers & Hardin LLP (included in exhibit 5.1).

23.2           Consent of Price Waterhouse LLP *

23.3           Consent of Tedder, Grimsley & Company, P.A. *

24             Power of attorney (Included in the Signature Pages Hereto).

----------------------

* To be filed by amendment.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Atlanta, Georgia, on this 27th day of April, 1998.

                                         WORLD ACCESS, INC.



                                         By: /s/ Steven A. Odom
                                             ----------------------------------
                                             Steven A. Odom
                                             Chairman of the Board and
                                             Chief Executive Officer
                                             (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act, this Registration Statement of World Access, Inc. has been signed below by the following persons in the capacities and on the dates indicated.

     We, the undersigned officers and directors of World Access, Inc., hereby severally constitute and appoint Steven A. Odom and Mark A. Gergel, and each of them, with full power of substitution, our true and lawful attorneys and agents, to execute in our names and on our behalf in the capacities indicated below, any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any and all other instruments which such attorneys and agents, or any one of them, deem necessary or advisable to enable World Access, Inc. to comply with the Securities Act, the rules, regulations and requirements of the Securities Act in respect thereof, and the securities laws of any state or other political subdivision or jurisdiction; and the undersigned officers and directors do hereby severally ratify and confirm as our own acts and deeds all that such attorneys and agents, and each of them, shall do or cause to be done by virtue hereof. Any one of such attorneys and agents shall have, and may exercise, all of the powers hereby conferred.


   SIGNATURE                          TITLE                         DATE
   ---------                          -----                         ----

/s/ Steven A. Odom         Chairman of the Board and
-----------------------     Chief Executive Officer           April 27, 1998
Steven A. Odom


/s/ Mark A. Gergel       Executive Vice President and
-----------------------     Chief Financial Officer
Mark A. Gergel           (Principal Financial Officer)        April 27, 1998


/s/ Hensley E. West      Director and President (Chief
-----------------------       Operating Officer)              April 27, 1998
Hensley E. West


/s/ Martin D. Kidder    Vice President, Controller and
-----------------------      Secretary (Principal
Martin D. Kidder              Accounting Officer)             April 27, 1998


/s/ Stephen J. Clearman
-----------------------
Stephen J. Clearman                 Director                  April 27, 1998


/s/ John D. Phillips
-----------------------
John D. Phillips                    Director                  April 27, 1998

/s/ Stephen E. Raville
-----------------------
Stephen E. Raville                  Director                  April 27, 1998

                                  EXHIBIT INDEX




Exhibit No.           Description of Exhibit                       Page Number
-----------           ----------------------                       -----------

 4.1         Registration Rights Agreement dated as
             of January 29, 1998 by and between World
             Access, Inc. and each of the
             stockholders of Advanced TechCom, Inc.*

 4.2         Registration Rights Agreement dated as
             of February 27, 1998 by and between
             World Access, Inc. and GST USA, Inc.*

 5.1         Opinion and Consent of Rogers & Hardin
             LLP *

23.1 Consent of Rogers & Hardin LLP (included in exhibit 5.1).

23.2         Consent of Price Waterhouse LLP *

23.3         Consent of Tedder, Grimsley & Company,
             P.A. *

24           Power of attorney (Included in the
             Signature Pages Hereto).

---------------------

* To be filed by amendment.